Core-Mark Announces Changes to Senior Management Team

•	Scott E. McPherson Promoted to President & Chief Operating Officer

•	Christopher L. Walsh Retiring at the End of 2017

•	Christopher K. Hobson Promoted to Senior Vice President of US Distribution-West

South San Francisco, California - September 27, 2017- Core-Mark Holding Company, Inc. (NASDAQ: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, today announced three executive management changes. The changes include redefining certain management roles to enhance the focus on the Company’s operations, including the establishment of a new corporate Chief Operating Officer role.

Scott McPherson, Senior Vice President of Business Operations and Strategic Opportunities, will assume the new position of President and Chief Operating Officer effective as of October 1, 2017. Mr. McPherson joined Core-Mark in 1992 in the sales organization of the Portland distribution center, and has served in a variety of positions for Core-Mark that include Division President and Senior Vice President US Divisions. He has led the Company’s acquisition activities since 2006 and was the creator of the Company’s Core Solutions Group, which has been critical to making the Company’s customers more relevant and profitable.

Christopher L. Walsh, who has served as Senior Vice President of US Distribution- West since June of 2007, has informed the Company of his retirement at the end of this year. Mr. Walsh joined the Company in 1995 as Director of Foodservice. He was promoted to Vice President of Merchandising in 1997, to Vice President of Marketing in 1999, to Senior Vice President of Sales and Marketing in 2003 and to his current role in 2007.

Christopher Hobson, Senior Vice President of Sales and Marketing, will assume the position of Senior Vice President of US Distribution- West in connection with Mr. Walsh’s retirement. Mr. Hobson joined Core-Mark in 2000 as a General Sales Manager and has held several roles within the Company, including Division President and Senior Vice President of Marketing. Chris has played an integral role in the Company’s growing market share and executing the Company’s critically important Fresh and Vendor Consolidation Strategies.

Core-Mark President and Chief Executive Officer, Tom Perkins commented, “Over the last several years Core-Mark has increased its footprint across the nation including significant acquisitions in the Northeast and Midwest and the addition of major new customers that has led to investment in our Western region operations. The moves we’re announcing today, including the creation of a Corporate President and Chief Operating Officer position, are designed to assure we have the right leadership and resources in place to best support current and future growth with the operational excellence our customers expect of us.

“Scott is an outstanding choice for the COO role and his elevation to President is well-deserved. He brings a 25-year track record with the Company as a proven leader with a wealth of expertise and institutional knowledge,” Mr. Perkins continued. “Chris Hobson’s sales and marketing background, coupled with his divisional experience, provides him with the skills and leadership to be an extremely effective Regional SVP. Finally, I want to sincerely thank Chris Walsh for his valuable contributions and outstanding service to the organization throughout his career and wish him all the best in his retirement.”

Forward Looking Statements

Any forward-looking information contained in this press release is based on the Company's current expectations, including the effective date of the organizational changes and the continued execution of strategic initiatives currently in place, all of which are subject to change.

Core-Mark

Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 46,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Contact:
Ms. Milton Gray Draper
Director of Investor Relations
650-589-9445 x 3027
mdraper@core-mark.com